UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

 (Amendment No. _______)

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Preliminary Information Sheet

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x	Definitive Information Statement

First Financial Corporation

(Name of Registrant As Specified In Its Charter)

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FIRST FINANCIAL CORPORATION
800 Washington Avenue
P.O. Box 269
Waco, Texas 76703
(254) 757‑2424

____________

INFORMATION STATEMENT
Relating to
ANNUAL MEETING OF SHAREHOLDERS
to be held on May 20, 2004

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WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished by the Board of Directors of First Financial Corporation (the "Company") to provide information to holders of shares of the Company's common stock in connection with the Annual Meeting of Shareholders to be held at the principal executive offices of the Company at 800 Washington Avenue, Waco, Texas, on Thursday, May 20, 2004, at 1:00 p.m., local time, and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting. This Information Statement is being mailed on or about April 29, 2004. WE ARE NOT ASKING YOU FOR A PROXY TO BE VOTED FOR YOU AT THE ANNUAL MEETING AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Board of Directors has fixed the close of business on April 12, 2004, as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting ("Record Date").  As of the Record Date, there were issued and outstanding 173,528 shares of Company common stock.  A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting.  The holders of record on the Record Date of shares entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.  Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast (that is, the nominees receiving the largest number of votes will be elected). Shareholders do not have cumulative voting rights.

We expect no matter to be presented for action at the Annual Meeting other than the election of directors and the ratification of the appointment of the Company's independent accountants for the fiscal year ending December 31, 2004. If any other matters are presented, however, they will be decided by a majority of the shares represented at the meeting, in person or by valid proxy, except as otherwise provided by statute. Shares abstained from voting are not cast but are considered to be represented at the meeting; they will have no effect on the outcome of the election of directors but will have the effect of a negative vote on any other matter. Votes will be counted by representatives of the Company at the Annual Meeting.

The Company will bear all costs and expenses relating to the preparation, printing, and mailing of this Information Statement and accompanying materials to shareholders.  The Company will make arrangements with and reimburse the reasonable out-of-pocket expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding the Information Statement to the beneficial owners of the shares of common stock held by them.

ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected to serve until the 2005 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal from office. Our Board of Directors has nominated the five persons named below for election at the Annual Meeting.  All of the nominees are currently directors of the Company.  The Company has no formal procedures for nomination of directors by shareholders. Shareholders do not have cumulative voting rights.

Each nominee has agreed to serve as a director of the Company.  The Board of Directors knows of no reason why any of its nominees will be unable to accept election.  However, if any nominee becomes unable to accept election, the Board will select substitute nominees. The Board reserves the right, pursuant to the Company's by-laws and the Texas Business Corporation Act, to increase the size of the Board of Directors after the coming Annual Meeting and to fill no more than two vacancies thus created if suitable candidates can be found to serve as directors of the Company, although the Board of Directors has no current intention to take any such action and no such candidates have been identified. Any such directors appointed by the Board of Directors would serve terms ending at the next following annual meeting of shareholders.

The following table sets forth certain information, as of March 31, 2004, with respect to the persons nominated by the Board of Directors for election as directors of the Company at the Annual Meeting, including information as to David W. Mann, the Company's only executive officer.

Name and Principal Occupation for the Last Five Years	Age	Director Since	Positions With Company

David W. Mann President, First Financial Corporation since October 29, 1985; Chairman of the Board, First Financial Corporation since May 15, 2001, Director since 1980; President, First Preference Mortgage Corp. since October 1991; Chairman of the Board, First Preference Mortgage Corp. since May 15, 2001; President, Chief Executive Officer and Vice Chairman of the Board, Citizens State Bank, Woodville, Texas since January 28, 1997; Mr. Mann is also an officer and director of certain insurance agencies and companies and holds positions with several other family-owned entities.	48	4-27-79	President, Chief Financial Officer, Chairman of the Board and Director
James Lee Motheral Since January 1, 1996, Mr. Motheral has been employed in the field of print management as President of Motheral Printing Company.	47	2-6-01	Director
Dr. Raymond A. Parker Dr. Parker is a retired minister.	75	11-15-01	Director

Name and Principal Occupation for the Last Five Years	Age	Director Since	Positions With Company

Walter J. Rusek Chairman of the Board, Citizens State Bank, Woodville since March 27, 2001; Vice Chairman of the Board, Citizens State Bank, Woodville from February 1, 1993 to March 27, 2001; President and Chief Executive Officer, Citizens State Bank, Woodville from July 1, 1994 to December 31, 1996; Trust Officer, Citizens State Bank, Woodville from August 1996 until December 31, 1998.	72	2-26-70	Director
Joseph Edward Walker Since January 1, 1996, Mr. Walker has been employed by Video Productions and Impact Productions.	73	2-06-01	Director

The Board of Directors held four regular meetings and special meetings during 2003. All directors attended at least 75% of all board meetings held in 2003.

The Board of Directors has no audit, nominating or compensation committees, or any other committees performing similar functions.  The Board as a whole performs the functions that would otherwise be performed by those committees.

In connection with performing its functions as an audit committee, the full Board has determined that David W. Mann qualifies as an "audit committee financial expert," as that term is defined in Item 401(e) of the Securities and Exchange Commission's Regulation S-B. Mr. Mann, because he is an officer and principal owner of the Company, would not be considered "independent" within the meaning of the independence requirements of any national securities exchange or national securities association. It should be noted, however, that, because the Company's securities are not listed on any such exchange or traded on a trading system maintained by any national securities association, no financial expert is required to be on the Company's Board of Directors or to be independent.

All members of the Board of Directors participate in the consideration of director nominees.  The Board does not have a separate committee that performs the functions of a nominating committee because the Board is sufficiently small that its functions can be adequately handled by the full Board and because the requirement of an independent nominating committee is not applicable to the Company because its securities are not listed on a national securities exchange or on a trading system maintained by a national securities association.  The Company has not determined whether each member of its Board of Directors will be considered "independent" as that term is defined in the rules of any national securities exchange or securities association that apply to listed companies because, even if the Company were a listed company, the rules defining independence for nominating committee purposes would not apply to the Company because the Company's voting securities are controlled by a majority shareholder.

In performing its functions as a nominating committee, the Board of Directors has not adopted a charter or any procedures analogous to a charter. The Board has no policy with regard to the consideration of any director candidates recommended by security holders because the election of the Company's directors is controlled by a majority shareholder, because the Company's Board of Directors does not solicit proxies for shareholder meetings at which directors are elected, and because shareholders are entitled to nominate their own candidates for election at such meetings. For similar reasons the Board has adopted no policy as to the procedures to be followed by security holders in submitting such recommendations or the minimum qualifications, qualities or skills that a director nominee must possess.  The Board has not adopted any formal process for identifying and evaluating nominees for director, whether recommended for election by the Board or by security holders.  Any shareholder of the Company desiring to nominate a person for election as a director of the Company should attend the annual meeting and propose his or her candidate for election as a director at the meeting.

The Company's Board of Directors has provided a process for security holders to send communications to the Board of Directors. Shareholders wishing to do so may send a letter by mail addressed to any or all of the Company's directors in care of Ms. Cathy Davis, Secretary, First Financial Corporation, P.O. Box 269, Waco, TX 76703. All such letters will be relayed to the directors to whom they are addressed.

Although the Company's Board of Directors has no formal policy with regard to the attendance by directors as annual meetings of the Company's shareholders, all directors are encouraged to attend the annual meetings.  Last year's annual meeting was attended by 6 directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information, to the extent known to the Company, regarding the number and percentage of shares of common stock beneficially owned by each person who beneficially owns more than 5% of the Company's common stock, by each director and each nominee for election as a director, by each executive officer, and by all directors and executive officers as a group, as of March 31, 2004. Except as otherwise indicated, the parties named below have sole voting and investment power with respect to the shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Outstanding Shares
First Financial Holdings, Ltd.(1) 800 Washington Ave. Waco, Texas 76701	102,477	59.06%
Harold E. Allison, III(2) 102 West Bluff Street Woodville, Texas 75979	102,477	59.06%
David W. Mann 800 Washington Ave. Waco, Texas 76701	102,898(3)	59.30%
James Lee Motheral 4416 Overton Crest Ft. Worth, Texas 76109	-0-	-0-
Dr. Raymond A. Parker Hwy., 256N-509 CR 2080 Woodville, Texas 75979	-0-	-0-
Walter J. Rusek 2121 Lake James Waco, Texas 76710	-0-	-0-

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Outstanding Shares
Joseph Edward Walker 12566 Chapel Road Lorena, Texas 75566	-0-	-0-
All directors and executive officers as a group	102,898	59.30%

(1)         First Financial Holdings, Ltd. ("Holdings") is a Texas limited partnership the general partners of which are David W. Mann and FFC Holdings, Inc., a Texas corporation ("FFCH"). Mr. Mann is president and a director of FFCH; the other directors are Dr. Raymond Parker, Walter J. Rusek and Joseph E. Walker, all of whom are directors of the Company. The sole shareholder of FFCH is the David W. Mann 1990 Trust (the "1990 Trust"). Mr. Mann is the sole current beneficiary of the 1990 Trust.

(2)      Mr. Allison is the sole trustee of the 1990 Trust. He is an executive officer of Citizens State Bank, Woodville, of which David W. Mann is president, chief executive officer and a director. All of the shares shown as beneficially owned by Mr. Allison consist of the 102,477 held directly by Holdings (see footnote 1 above).

(3)      Consists of the 102,477 shares owned directly by Holdings (see footnote 1 above) and 421 shares owned directly by a limited partnership the general partners of which are David W. Mann and a corporation wholly owned and controlled by him.

_________________________

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller, and beneficial owners of more than 10% of the Company's common stock to file certain beneficial ownership reports with the Securities and Exchange Commission.  The Company is not aware of the failure by any of such persons to file timely any such report during 2003 or with respect to transactions occurring during 2003.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information regarding executive compensation paid to or for the Company's chief executive officer and each of the most highly compensated executive officers whose cash compensation exceeded $100,000 during any of the last three fiscal years.

Annual Compensation
Name and Principal Position	Year	Salary($)		Bonus($)		All Other Compensation(1) ($)
David W. Mann President	2001 2002 2003	$ $ $	210,514 216,250 255,000	$ $ $	867 11,265 201,000	$ $ $	2,881 2,766 3,660

Annie Laurie Miller(2) Executive Vice President	2001 2002 2003	$ $ $	125,500 134,667 73,349	$ $ $	500 25,500 -0-	$ $ $	3,750 4,040 -0-

(1)       All amounts reported in this column consist of contributions made by the Company to the 401(k) retirement plans of the identified executive officers.

(2)       Ms. Miller resigned her positions with the Company in July 2003. During 2001, 2002 and 2003 she served as executive vice president and during 2001 and 2002 she also served as chief financial officer.

Each non-employee director of the Company (all directors other than David W. Mann) was paid a fee of $1,000 for each regular meeting of the Board of Directors that such director attended.  The Company does not have any standard arrangements or other arrangements pursuant to which any director of the Company was compensated during the last completed fiscal year for any service as a director, including committee participation and special assignments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Key Group Transactions

Prior to the transactions reported below, (i) the Company owned, directly, approximately 53% of Key Group, Ltd., a Texas limited partnership, (ii) Key Group Ltd. owned all of the capital stock of First Preference Holdings, Inc. ("FPHI"), a Texas corporation; (iii) FPHI owned all of the capital stock of Security Washington Avenue Corporation ("Security"), a Delaware corporation; and (iv) Security owned all of the capital stock of First Preference Mortgage Company ("FPMC"), a significant operating subsidiary of the Company, the primary business of which is the originating and servicing of residential mortgage loans through retail and wholesale broker relationships throughout Texas. The remaining interest in Key Group, Ltd. (approximately 47%) was owned by Bluebonnet Investments, Ltd., a Texas limited partnership ("Bluebonnet"), which is controlled, in part, by David W. Mann (the President and a director of the Company).  Substantially all of Bluebonnet is owned, indirectly, by Mr. Mann and his siblings, Mary Hyden Hunter and Allen B. Mann, both of whom were directors of the Company at the time of the transactions.

On or shortly after July 31, 2002 the following transactions occurred:

1.                     Key Group, Ltd. was dissolved and distributed all of its assets to its partners, as a result of which the Company received approximately 53% and Bluebonnet received approximately 47% of the capital stock of FPHI.

2.                     The Company purchased from Bluebonnet all of the capital stock of FPHI owned by Bluebonnet (valued at $478,361) in exchange for (i) the Company's 24% limited partner interest (valued at $290,699) in Vidor, Ltd., a Texas limited partnership, the business of which consists of the ownership and development of approximately 1.8 acres of real estate located in eastern Texas, (ii) the Company's 25% membership interest (valued at $10,465) in Vidor Whispering Pines, L.C., a Texas limited liability company, the business of which consists of the ownership of approximately 160.5 acres of unimproved real estate, and (iii) the Company's promissory note (the "Promissory Note") in the principal amount of $177,197 payable in full in three years, bearing interest at 7.25% per year payable quarterly, and secured by approximately 78.471 acres of unimproved real estate owned by the Company located in Robinson, Texas (the "Robinson Real Estate"). As a result of this purchase from Bluebonnet, the Company became the sole owner of all of the outstanding capital stock of FPHI. For purposes of determining the purchase price of the assets exchanged in these transactions, the Promissory Note was evaluated at its principal amount and all other non-cash assets were evaluated at the valuations determined in recent appraisals received from independent, expert appraisers.

3.                     Security merged with and into FPHI, after which FPHI merged with and into FPMC, with FPMC being the surviving corporation.

4.                     The Promissory Note was assumed by FPMC and the Robinson Real Estate was transferred by the Company to FPMC as a capital contribution.

5.                     Real estate owned by FPMC at 800 Washington Avenue in Waco, Texas, was sold to FVI Acquisition, L.C. ("FVI") for $750,000, of which $525,000 was paid in cash at closing and $225,000 was paid in the form of FVI's 3-year promissory note secured by the Washington Avenue property and bearing interest at 5.25% (½% over Wells Fargo Bank, N.A. prime rate). The Washington Avenue property was leased back by FVI to FPMC pursuant to a triple-net lease calling for monthly rental payments of $9,382.00 for a primary term of three years. FVI was a Texas limited liability company the manager of which was David W. Mann and all of the membership interests in which were owned by the trusts for the benefit of Mr. Mann's children.  During 2003 FVI was converted into JRPM Investments, Ltd., a Texas limited partnership ("JRPM") controlled by Mr. Mann and owned by Mr. Mann and trusts for his children.

As a result of these transactions, Key Group, Ltd., FPHI and Security have been eliminated and FPMC became wholly owned, directly, by the Company.

Debt Swap with Bluebonnet

On November 22, 2002 the $225,000 promissory note issued by FVI to the Company and the security interest in the Washington Avenue property serving as collateral for that note were assigned by the Company to Bluebonnet in exchange for (i) the cancellation of the $177,197 Promissory Note issued by the Company to Bluebonnet, (ii) the relinquishment by Bluebonnet of its security interest in the Robinson Real Estate and (iii) the payment by Bluebonnet to FPMC of cash in the amount of the difference between the principal balances due on the two notes ($39,649.16).

Guarantee of FPMC Line of Credit

The obligations of FPMC under its mortgage warehouse line of credit with an unrelated commercial bank have been guaranteed by David W. Mann under an unlimited continuing guaranty agreement that was entered into when the mortgage warehouse line of credit was established in December 2000. As compensation for this guarantee Mr. Mann receives an annual fee equal to 0.25% of the lender's total commitment under the line of credit, which has varied between $25 million and $50 million and, since September 2002, has been $45 million. This guarantee fee was established in April 2002, at which time FPMC paid Mr. Mann the amount of the guarantee fee for the period beginning December 2000, when the line of credit and the guarantee were established, plus interest at the same rate paid by FPMC to the lender under the line of credit. Guarantee fees paid to Mr. Mann during 2002 aggregated $105,000, which included not only fees paid for amounts guaranteed during 2002 but also fees for amounts that had been guaranteed during 2001 and a portion of 2000 and interest on fees relating to periods prior to April 2002. The guarantee fee is currently paid in monthly installments, which aggregated $231,050 in 2003.

FPMC Loan Participation Agreement

In August 2002 FPMC entered into a Loan Participation Agreement with Citizens State Bank of Woodville, Texas, of which David W. Mann is a director, the chief executive officer and a principal shareholder and of which Walter J. Rusek is chairman of the board of directors. Under this agreement, Citizens State Bank has the option to purchase an undivided 99% interest in residential mortgage loans originated by FPMC and made available by FPMC for purchase by Citizens State Bank.  When a participated mortgage loan is sold in the secondary market, Citizens State Bank recoups its investment plus a specified yield equal to the interest rate on the participated loan less 0.9375% for the period during which the loan was held.  During 2002 and 2003 Citizens State Bank paid to FPMC an aggregate of $75,685,632 and $166,182,058 respectively, for the purchase of such participations and received back an aggregate of $63,103,486 and $179,696,746 plus an aggregate yield of $149,838 and $655,305, respectively, upon the sale of participated loans. At December 31, 2003 there were no participations outstanding under this agreement, compared to $13,514,688 at December 31, 2002.

Loans Sold and Repurchased

In order to meet short-term liquidity needs, during the months of August and September of 2002, FPMC sold loans to and repurchased the same loans from the following entities, all of which were at the time of the transactions owned indirectly and controlled by David W. Mann and his siblings, Mary Hyden Hunter and Allen B. Mann: UW General Agency, Inc., The Omnibus Corporation, Citizens Land Corporation and Bluebonnet. The loans so sold and repurchased were in the following aggregate amounts and bore annual interest at the rates indicated: $1,595,000 (6%); $1,500,000 (5%). The aggregate amount of interest paid on these loans was $14,385, all of which was paid during 2002. No such transactions occurred during 2003.

Managerial and Accounting Services provided by First Advisory Services, Inc.

During 2002 and 2003, Bluebonnet and other entities directly or indirectly owned or controlled by David W. Mann and other members of the Mann family paid First Advisory Services, Inc., a subsidiary of the Company, an aggregate amount $659,867 and $415,346, respectively, in fees for accounting and managerial services provided by First Advisory Services, Inc. to such entities.

Expense Sharing Agreement with UW Insurance Group, Inc.

During 2002 and 2003, the Company and certain subsidiaries of the Company had expense sharing arrangements with UW Service Corporation, Inc. ("UWSC"), which is wholly owned by Bluebonnet, pursuant to which UWSC provided certain personnel, facilities, equipment and supplies to the Company and its subsidiaries and allocated to the Company and its subsidiaries the costs incurred by UWSC for such personnel, facilities, equipment and supplies.  During 2002 and 2003, the Company and its subsidiaries paid a total of $178,716 and $168,351, respectively, to UWSC pursuant to these expense sharing arrangements.  It is the intention of the parties to these expense sharing arrangements that no party realize a profit nor incur a loss as a result of the cost sharing covered by these arrangements.

Lease of 800 Washington Ave. Property

800 Washington Ave., Waco, Texas, is the principal office of the Company and its subsidiaries (including FPMC) and is owned by JRPM (see "Key Group Transactions," above).  JRPM leases the building to FPMC, and FPMC subleases a portion of the building to Bluebonnet, UWSC, Citizens State Bank, and other entities directly or indirectly owned or controlled by David W. Mann.  During 2002 and 2003, those sublessees paid $49,200 per year in rent to FPMC.  During 2002 and 2003, FPMC paid $46,910 and $112,584, respectively, in rent to JRPM.

Reimbursement of Legal Fees

During 2002 the Company and certain of its subsidiaries reimbursed David W. Mann and his brother, Allen B. Mann, who served as a director of the company during 2002, $90,574 and $3,997, respectively, for legal fees incurred in connection with the settled disputes among members of the Mann family and certain other parties involving management of the Company.

PARENT OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES

First Financial Holdings, Ltd., as the owner of approximately 59.06% of the Company's outstanding shares, may be considered the parent of the Company.  Information as to the ownership and control of First Financial Holdings, Ltd. may be found in this Information Statement under "Security Ownership of Certain Beneficial Owners and Management."

INDEPENDENT ACCOUNTANTS

Because the Company's Board of Directors has no separately designated audit committee, the full Board of Directors functions as an audit committee for certain purposes.  Any engagement by the Company of its independent accountants to perform audit, audit-related, tax and other services is pre-approved by the Board of Directors.  The Board of Directors, subject to ratification by the shareholders at the Annual Meeting, has selected Pattillo, Brown & Hill as the Company's independent accountants for the fiscal year ending December 31, 2004.  Pattillo, Brown & Hill served as our independent public accountants for fiscal year 2003.  If our shareholders do not ratify the selection of Pattillo, Brown & Hill by the affirmative vote of holders of a majority of the voting power present or represented at the Annual Meeting, the selection will be reconsidered by the Board of Directors, but no decision has been made by the Board as to whether, in that event, another independent accounting firm would be engaged in place of Pattillo, Brown & Hill.

Report of the Board of Directors Acting as an Audit Committee

The Board of Directors has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2003 with management and has discussed with Pattillo, Brown & Hill the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.  In addition, Pattillo, Brown & Hill provided to the Board of Directors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Board of Directors their independence from the Company and its management.  The Company has been advised by Pattillo, Brown & Hill that it does not have, and has not had during the past three years, any direct or indirect financial interest in or connection with the Company other than in its capacity as the Company's principal independent accountants.  Based on these reviews and discussions, the Board of Directors approved the filing of the Company's Form 10-KSB for the fiscal year ended December 31, 2003, and the audited financial statements contained therein, with the Securities and Exchange Commission.

It is expected that a representative of Pattillo, Brown & Hill will attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

                                                                        Submitted by the Board of Directors:

                                                                        David W. Mann

                                                                        James Lee Motheral

                                                                        Dr. Raymond A. Parker

                                                                        Walter J. Rusek

                                                                        Joseph Edward Walker

Fees and Related Disclosures for Accounting Services

The following table discloses the audit fees that Pattillo, Brown & Hill billed the Company for audit services rendered for each of the last two fiscal years, as well as the fees for other professional services billed by Pattillo, Brown & Hill in each of the last two fiscal years:

	2003	2002
Audit Fees...........................	$ 97,516	$ 36,889
Audit Related Fees...............	--	--
Tax Fees (1)........................	34,695	67,199
All Other Fees.....................	--	25,795(2)

_________________

(1)  Consists of, in 2003 and 2002, the preparation of federal and state tax returns and, in 2002, consulting regarding tax planning services.

(2)  Consists of (a) consulting regarding the series of transactions that resulted in the Company acquiring a minority ownership interest in FPMC, such that FPMC became wholly owned, directly, by the Company and (b) consulting regarding adherence to Company procedures related to sales of loans originated by the Company and other secondary marketing operations.

_________________

ANNUAL REPORT

Accompanying this Information Statement is an annual report to security holders on Form 10-KSB, which is being provided to each shareholder of record without cost to satisfy the requirement that the Company's annual report to security holders accompany or precede this Information Statement.

OTHER MATTERS

As of the date of this Information Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.

                                                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                                                         David W. Mann, President

April 29, 2004